SECURED PROMISSORY NOTE

$1,500,000.00

BARNSTABLE, MASSACHUSETTS
JULY 14, 2014

FOR VALUE RECEIVED, The William Noyes Webster Foundation, Inc., a Massachusetts nonprofit corporation (the "Maker") promises to pay to the order of Acquired Sales Corp., a Nevada corporation (the "Lender"), the principal sum of One Million, Five Hundred Thousand Dollars ($1,500,000.00), payable at the times hereinafter specified, together with interest, in arrears, from the date hereof on the unpaid balance from time to time outstanding and on all unpaid installments of interest, whether before or after the maturity of or default under this Note, at a rate equal to 12.5% per annum, compounded monthly.

Loan proceeds evidenced by and payable pursuant to this Note may be advanced in one or more installments as Maker and Lender may mutually agree upon.

The principal sum lent by Lender to Maker hereunder may be used for the following permitted uses:

a. Approximately $565,000 (together with other funds available to the Maker) may be used by the Maker to pay back certain investors who have loaned the Maker an aggregate of approximately $1,240,200, in exchange for an omnibus sale, settlement, release and waiver of all rights, titles, interests and claims of any nature whatsoever signed by such investors;

b. Approximately $435,000 shall be available to the Maker to secure a lease with a purchase option on a building to house a cultivation facility, to provide the Maker with working capital to pay its President a pre-operations monthly salary in an amount equal to $90,000 per annum and to pay its Secretary a pre-operations monthly salary in an amount equal to $50,000 per annum, each payable retroactively to May 1, 2014, to repay its President for certain expenses that she paid on behalf of the Maker since May 1, 2014, to pay other legitimate expenses of the Maker and provide working capital to the Maker, and to pay other legitimate legal, financial advisory and accounting fees payable to third party professionals. Foundation expenses may be paid directly by Lender with the prior consent of the President of the Maker, in which case such expenses shall be considered part of the funds lent by the Lender; and

c. Approximately $500,000 shall be held by the Maker to satisfy certain on-going capital requirements.

All interest payable hereunder shall be computed on the basis of the actual number of days elapsed using a 360-day year.

The first payment under this Note shall be made as soon after the Maker commences operations as Maker's cash flows shall reasonably permit, but in any event no later than one year after the Maker commences operations, and shall consist of all interest accrued on the Note from the date hereof through the date of such first payment. Thereafter, the principal sum shall be payable in eight (8) consecutive equal quarterly installments of $187,500.00 each, commencing on the last day of the calendar quarter in which the Maker commences operations and continuing on the same day of each quarter thereafter, together with all unpaid fees, expenses and charges. Accrued interest at the rate aforesaid shall be payable concurrently with each principal payment.

All sums payable hereunder are payable in lawful money of the United States of America in immediately available funds at the Lender's principal place of business, located at 31 N. Suffolk Lane, Lake Forest, Illinois, 60045 or at such other place or places as the Lender, its successors or assigns (the "Holder") may designate in writing.

This Note may be prepaid at any time, in whole or in part, without penalty or premium, upon three (3) days' prior written notice to the Lender of the date and the amount of such prepayment. Any prepayments received under this Note shall be credited to any accrued and unpaid interest and then to principal.

All sums paid under this Note shall be applied first to any interest, fees, expenses and other charges then due and unpaid, in such order as the Holder shall determine, with the remaining balance, if any, to be applied to unpaid principal.

Whenever a day on which payment of interest or principal required to be made hereunder falls on a Saturday, Sunday or public holiday, such payment shall be due on the next following normal business day, and where time is extended for the payment of principal because the due date thereof falls on a Saturday, Sunday or public holiday, such extended time shall be included in the computation of interest.

This Note may not be assigned, transferred, or negotiated by Lender without the prior written consent of the Maker. If, after such consent, the Lender assigns, transfers or negotiates this Note, then all the provisions of this Note shall inure to the benefit of and may be exercised by or on behalf of the successor Holder.

The occurrence of any one or more of the following events will constitute an event of default hereunder ("Event of Default"):

a. Nonpayment of any installment of principal or interest due under this Note when it shall become due and payable (no prior demand therefor being necessary).

b. The insolvency or inability of the Maker to pay its debts as they mature; the appointment of a receiver, trustee, custodian or other fiduciary for, or for any of the property of, the Maker; the making of an assignment for the benefit of

creditors, or the making of or entering into a trust mortgage or deed or other instrument of similar import for the benefit of creditors, by the Maker; or the convening of a meeting of the creditors, or the selection of a committee representing the creditors of the Maker.

c. The filing of a petition, complaint, motion or other pleading seeking relief under any receivership, insolvency, or debtor relief law, or seeking any readjustment of indebtedness, reorganization, composition, extension or any similar type of relief, or the filing of a petition, complaint, or motion under any chapter of the United States bankruptcy code, 11 U.S.C. 101 et seq., as the same now exists or may hereafter be amended (the "Bankruptcy Code"), by the Maker.

d. The filing against the Maker of a petition, complaint, motion or other pleading seeking any relief under any receivership, insolvency, or debtor relief law, or under any chapter of the Bankruptcy Code or seeking any readjustment of indebtedness, reorganization, composition, extension or any similar type of relief, or the entry of any order for relief under any chapter of the Bankruptcy Code, against, the Maker; provided, however, that if the Maker shall immediately notify Holder in writing of the filing of any such petition, complaint, motion or other pleading against the Maker and shall provide evidence satisfactory to Holder that the Maker has in good faith and within 10 days after the filing of any such petition, complaint, motion or other pleading filed an answer thereto contesting same, then there shall be no Event of Default under this subparagraph (c) until the earliest of (i) the entry of an order for relief or a judgment under any proceedings referred to in this subparagraph (c), (ii) the appointment of a receiver, trustee, custodian or other fiduciary in any such proceeding or (iii) the expiration of a period of 30 days, at the end of which such petition, complaint, motion or other pleading remains undismissed.

e. The entry of any judgment against, or the attachment or garnishment of any of the property, goods or credits of, the Maker which remains unpaid, unstayed, undismissed or unbonded for a period of 30 days; or if any foreclosure is instituted (by judicial proceedings, by publication of notice pursuant to a power of sale or otherwise) against the Maker under any mortgage, deed of trust or security agreement granted by the Maker and is not dismissed or terminated for a period of 15 days.

f. The dissolution, liquidation or termination of existence of the Maker or a sale of assets of the Maker out of the ordinary course of business.

g. The occurrence of any Event of Default under any security agreement or mortgage entered into by and between the Maker and the Lender before, on or after the date hereof to secure the loan evidenced by this Note, including that certain Security Agreement dated July 14, 2014 by and between the Maker and the Lender (as the same may have been amended from time to time, and as may from time to time hereafter be further amended, the "Security Agreement").

h. If the Maker fails to promptly notify Holder, in writing, and in any event within 10 days, of the occurrence of any event or condition of which the Maker is aware which constitutes an Event of Default, or which, with the giving of notice or passage of time or both, would constitute an Event of Default, and together with such notice, furnish a written statement to Holder which shall set forth the details of any action the Maker proposes to take with respect thereto.

Upon the occurrence of any Event of Default, this Note, at the option of the Holder, shall become immediately due and payable without notice of any kind. The Holder's failure to exercise such option shall not constitute a waiver of the right to exercise it at any other time.

No renewal or extension granted, or any indulgence shown to, or any release of, or any dealings between the Holder and any other person or entity now or hereafter interested in this Note or the Security Agreement, and no action or inaction of the Lender or any of its affiliates pursuant to any other agreement or relationship whatsoever between the Lender or any of its affiliates and the Maker, whether as owner, encumbrancer, guarantor, or otherwise, shall discharge, extend or in any way affect the obligations of the Maker hereunder. Without limiting the generality of the immediately preceding sentence, the Maker agrees and acknowledges that the Maker has solicited and requested the Lender and its affiliates to provide advice, consultation and assistance to the Maker on a wide variety of topics associated with or arising in regard to the Maker and the Maker's current and future licensed businesses, and that the providing or not providing of such advice, consultation and assistance to the Maker by the Lender or any of its affiliates shall not discharge, extend nor in any way affect the obligations of the Maker hereunder under any "lender liability" statutes or case law, or any other legal theory. The Maker will pay the legal and other fees and expenses of the Holder reasonably incurred in connection with or incidental to the enforcement of any of the obligations of the Maker or rights of the Holder under this Note or any other agreement, document or instrument now or hereafter executed in connection herewith, by litigation or otherwise, and all such fees and expenses shall be indebtedness under this Note.

All provisions of this Note are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender hereunder and deemed interest under applicable law exceed the maximum rate of interest (the "Maximum Allowable Rate") on the unpaid principal balance of this Note allowed by applicable law, as amended from time to time. In the event that fulfillment of any provision of this Note results in the interest rate hereunder being in excess of the Maximum Allowable Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, the Holder receives an amount which under applicable law would cause the interest rate hereunder to exceed the Maximum Allowable Rate, the portion thereof which would be excessive shall automatically be applied to and deemed a prepayment of the unpaid principal balance of this Note and not a payment of interest.

This Note is secured by the Security Agreement.

No modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing.

The Maker expressly waives presentment, demand for payment, protest and notice of non-payment. If this Note is signed by more than one Maker, all obligations of the Maker are their joint and several obligations, and all references to the Maker shall be deemed to refer to each of them, either of them, and all of them.

This Note has been executed and delivered in Barnstable, Massachusetts and for all purposes shall be enforced and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to such state's conflict of laws principles.

The William Noyes Webster Foundation, Inc.:	Witness:
Jane W. Heatley, President	
By Jane W. Heatley, its President	
	PRINT WITNESS NAME
	John Richardi